United States securities and exchange commission logo





                     June 29, 2023

       John Finnucan
       Chief Accounting Officer
       Fisker Inc./DE
       1888 Rosecrans Avenue
       Manhattan Beach, CA 90266

                                                        Re: Fisker Inc./DE
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed March 1, 2023
                                                            File No. 001-38625

       Dear John Finnucan:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing